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                                 CRAY RESEARCH, INC.
                    1989 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN


    1.   PURPOSE

    This 1989 Non-Employee Directors' Stock Option Plan (the "Plan") is intended to provide means for Cray Research, Inc. (the "Company") to attract and retain the services of experienced and knowledgeable independent directors of the Company and to provide additional incentives for such Directors to continue to work for the best interests of the Company and the stockholders through continuing ownership of common stock in the Company.

    It is intended that the Plan be interpreted to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    2.   SHARES SUBJECT TO THE PLAN

    A total of 200,000 shares of authorized but unissued or reacquired Common Stock of the Company is reserved for issuance to Directors under the Plan. If any option expires or terminates without having been exercised in full, the unacquired shares shall be available for the grant of future stock options under the Plan.

    3.   ADMINISTRATION

    This Plan is administered by a committee consisting of the Directors of the Company who are also employees of the Company (the "Committee"). The Committee shall have the authority for carrying out all terms of the Plan. However, it has no discretion either to determine which Directors will receive option awards or set the number of shares subject to such option awards.

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    4.   ELIGIBILITY

    Directors of the Company who are not employees of the Company or any subsidiary of the Company ("Non-Employee Directors") are automatically participants in the Plan. No other persons are eligible to participate in the Plan.

    5.   STOCK OPTIONS

    All options granted under the Plan shall be nonstatutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

    Each Non-Employee Director who was elected to office on May 16, 1989 shall be granted an initial option of 10,000 shares on such date as is specified by the Committee. A person who first becomes a Non-Employee Director after May 16, 1989 shall be granted an option of 10,000 shares on the date he or she becomes a Non-Employee Director.

    Each Non-Employee Director who is reelected to office at an annual stockholders' meeting of any year after 1989 shall automatically be granted an option of 1,000 shares as of the date of each such stockholders' meeting.

    The preceding two paragraphs may not be amended more frequently than once in any 6 month period.

    All options granted hereunder shall be evidenced by an Option Agreement executed as of the date of grant by the Company and the Non-Employee Director:

         (a) The Option Agreement shall specify that the option is a nonstatutory option.

         (b) The date of grant for any option granted under the Plan shall be specified in the Option Agreement.

         (c) The option exercise price per share shall be specified in the Option Agreement and shall be equal to 100% of the "fair market value" of a share of Company Common Stock on the date of grant. Fair market value shall be equal to the closing market price for a share of Common Stock on the New York Stock

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    Exchange as reported in The Wall Street Journal on the date of grant, or the last business day on which there were sales on the New York Stock Exchange on or before the day on which the option is granted if the option was not granted on a business day. The preceding price provisions may not be amended more than once every six months.

         (d) The option price shall be paid at the time of exercise and, at the election of the Non-Employee Director, may be paid (i) in cash and/or
    (ii) by delivery of certificate(s) duly endorsed for transfer, in shares of the Company's Common Stock already owned by the Non-Employee Director and/or (iii) by delivery of a notice of exercise of options and simultaneous sale of the shares of Common Stock thereby acquired pursuant to a brokerage or similar arrangement approved in advance by an appropriate officer of the Company, using the proceeds from such sale as payment of the exercise price, or by such other means as the Committee determines are consistent with the Plan's purposes and applicable law. Any shares endorsed and delivered to the Company in payment of the option price shall be valued at the closing market price on the New York Stock Exchange on the last business day on which there were sales preceding the exercise date as reported in The Wall Street Journal. Any fractional share not required for payment of the option price shall be paid for by the Company in cash on the basis of the same value utilized for such exercise.

         (e) Except as otherwise provided in this subparagraph and in subparagraph (g) below, the Non-Employee Director may exercise the option at any time after one year from the date of grant of the option and prior to ten (10) years from that date, in whole or in part with respect to the following:

             (i)   25% of the shares one year after the date of the option;

            (ii)   An additional 25% of the shares two years after that date;

           (iii)   An additional 25% of the shares three years after that date;
                   and

            (iv)   An additional 25% of the shares four years after that date.

         (f) Unless the issuance of the shares upon the exercise of an option hereunder is registered or exempt under federal and state securities laws, the Non-

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    Employee Director shall be required to give an investment representation at the time of exercise and transfer of the shares shall be appropriately restricted.

         (g) If a Non-Employee Director ceases to be a member of the Board by reason of death, any option granted to such Non-Employee Director may be exercised, to the extent not previously exercised and without regard to the percentage limitations of subparagraph (e) above, by the Non-Employee Director's estate at any time prior to expiration of the option. In the event of the Non-Employee Director's retirement from the Board at or after the age of 55, all options held by such Non-Employee Director on the last date of service as a Director shall become immediately exercisable without regard to the limitations of subparagraph (e) above, and shall remain exercisable for a period of two years from such date; provided, however, that an option must be exercised prior to the expiration of the option term. In the event the Non-Employee Director ceases to be a member of the Board for any other reason, any option granted to such Non-Employee Director may be exercised, with respect to the vested portion of the option (at the time the Non-Employee Director ceases to be a director), for a period of two years after the date the Non-Employee Director ceases to be a Director; provided, however, that the option must be exercised prior to the expiration of the option term. In no event shall any option be exercisable at any time after its expiration date.

         (h) The options hereunder shall not be transferable by the Non-Director, except by will or the laws of descent and distribution. During the Non-Employee Directors' life, the options shall be exercisable only by the Director.

    6.   TERMINATION

    Unless sooner terminated by action of the Board of Directors of the Company, the Plan shall terminate ten (10) years from the effective date. Options outstanding under the Plan at the time of termination shall remain in effect until exercise or expiration.

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    7.   ADJUSTMENT OF SHARES

    In the event of a recapitilization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization affecting the Common Stock of the Company, the number of shares of stock authorized for the Plan shall be automatically adjusted and appropriate equitable share and per share option price adjustments in outstanding options shall be made by the Committee to prevent dilution or enlargement of rights.

    8.   AMENDMENT

    Except as otherwise limited in the Plan, the Board of Directors may amend the Plan at any time as determined to be in the best interests of the Company. The Board of Directors shall not, however, without shareholder approval, increase the maximum number of shares subject to the Plan or in any manner which would cause the Plan to fail to comply with Rule 16b-3 under the Exchange Act.

    9.   EFFECTIVE DATE: STOCKHOLDER APPROVAL

    The effective date of the Plan shall be July 24, 1989 the date of adoption by the Board of Directors of the Company. Options under the Plan may be granted at any time thereafter; provided, however, that all options granted hereunder shall not be exercisable until, and shall be subject to, approval of the Plan by the stockholders of the Company at a meeting duly called and held for such purpose not later that the Annual Meeting of Stockholders in 1990. The effective date of each amendment to the Plan shall be the date of adoption of such amendment by the Board of Directors of the Company; provided, however, that in the event the stockholders of the Company shall not approve any amendment to the Plan which is determined by the Board of Directors to require approval by the stockholders, such amendment shall be of no effect and no option previously granted or amended shall be benefited or altered by such amendment.

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                                 CRAY RESEARCH, INC.
                          1989 NONSTATUTORY OPTION AGREEMENT
                              FOR NON-EMPLOYEE DIRECTORS



    CRAY RESEARCH, INC., a Delaware corporation (the Company), pursuant to the 1989 Non-Employee Directors' Stock Option Plan previously adopted by the Board of Directors of the Company (the Plan), and in consideration of services to be rendered to the Company by NAME (the Non-Employee Director), grants to the Non-Employee Director a nonstatutory option to purchase SHARES of the Company's Common Stock (the Shares) at a price of SHARE PRICE per share (the Purchase Price), all on the following terms and conditions.

    1. The Non-Employee Director may exercise this nonstatutory option on a cumulative basis at any time after DATE OF GRANT + 1 YR. LESS 1 DAY (one year after the date of grant) and prior to DATE OF GRANT + 10 YEARS, (ten years after the date of the grant), subject to prior termination or modification as herein provided, in whole or in part with respect to the following:

         (a)  25% of the Shares one year after the date of grant;

         (b) An additional 25% of the Shares two years after the date of the grant;

         (c) An additional 25% of the Shares three years after the date of grant; and

         (d) The remaining 25% of the Shares four years after the date of grant.

    2. This nonstatutory option shall not be transferable by the Non-Employee Director, except by will or the laws of descent and distribution and, during the Non-Employee Director's life, shall be exercisable only by the Non-Employee Director.

    3. This nonstatutory option may be exercised in whole or in part, from time-to time, by delivery to the Company of a written notice specifying the number of Shares desired to be purchased and accompanied by full payment to the Company of the Purchase Price, at the election of the Non-Employee Director, in cash and/or by delivery of certificate(s) duly endorsed for transfer, in shares of the Company's Common Stock already owned by the Non-Employee Director, or by delivery of a notice of exercise of option and simultaneous sale of the shares of Common Stock thereby acquired pursuant

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to a brokerage or similar arrangement approved in advance by the Company, using the proceeds from such sale as payment of the Purchase Price. Any shares endorsed and delivered to the Company in payment of the Purchase Price shall be valued at the closing price for the Common Stock on the New York Stock Exchange on the last business day preceding such exercise date on which there were sales as reported in The Wall Street Journal. Any fractional share not required for payment of the Purchase Price shall be paid for by the Company in cash on the basis of the same value utilized for such exercise.

    4. If the Non-Employee Director ceases to be a member of the Board of Directors by reason of death, this nonstatutory stock option, to the extent not previously exercised, shall become immediately exercisable in full, without regard to the percentage limitations set forth in Section 1(a) through (d) above, at any time by the Non-Employee Director's estate prior to expiration of the term of the option specified in Section 1. In the event of the Non-Employee Director's retirement from the Board of Directors at or after age 55, this option shall become immediately exercisable without regard to the percentage limitations of Section 1(a) through (d) above, and shall remain exercisable for a period of two years from such date; provided that this option must be exercised prior to expiration of the option term. If the Non-Employee Director ceases to be a member of the Board for any reason other than death or retirement at or after age 55, the unexercised portion of this nonstatutory stock option may be exercised, with respect to the vested portion of the option (at the time the Non-Employee Director ceases to be a director), for a period of two years after the date such Non-Employee Director ceases to be a Director, provided, however, that the option must be exercised prior to the expiration of the option term.

    5. Unless the issuance of the Shares purchased upon the exercise of this nonstatutory option is registered under federal and state securities laws, or is determined by counsel for the Company to be exempt from such registration, the Non-Employee Director shall be required to give an investment representation in connection with such exercise and purchase, and transfer of the Shares received shall be appropriately restricted and requisite legends place upon certificate for the Shares.

    6. If prior to the expiration of this nonstatutory option, the Shares then subject to this nonstatutory option shall be affected by any recapitalization, merger, consolidation,

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reorganization, stock dividend, stock split, or other change in capitalization affecting the present Common Stock of the Company, then the number and kind of shares covered by this Agreement, and the Purchase Price per share, shall be appropriately adjusted by a committee of the Directors who are also employees of the Company to prevent dilution or enlargement of rights which might otherwise result.

    7. It is intended that the Plan and this nonstatutory option comply and be interpreted in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The provisions of the Plan, to the extent not set forth in this Agreement, are incorporated by reference.



    IN WITNESS WHEREOF, this Nonstatutory Stock Option Agreement is hereby executed as of DATE OF GRANT.


                                       CRAY RESEARCH, INC.


                                       By
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                                       Non-Employee Director